Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 27, 2025, with respect to the consolidated financial statements included in the Annual Report of Zeo Energy Corp. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of Zeo Energy Corp. on Form S-8 (File No. 333-281906).

/s/ GRANT THORNTON LLP

Kansas City, Missouri

May 27, 2025